Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.284.6206

Pivotal Registration Trial of OPAXIO Maintenance Therapy in First-Line Ovarian Cancer Reaches Enrollment Milestone of 600 patients, Cell Therapeutics and the Gynecologic Oncology Group Discuss Potential for Early Interim Analysis

CTI withdraws European Marketing Authorization Application (MAA) for non-inferiority indication in non-small cell lung cancer

SEATTLE, September 21, 2009—Cell Therapeutics, Inc. (“CTI”) (NASDAQ and MTA: CTIC) announced today that it will re-focus its resources on the approval of OPAXIO™ for its potential superiority indication in maintenance therapy for ovarian cancer. The Gynecologic Oncology Group (GOG) is conducting an ongoing phase III trial that evaluates the use of 12 months of OPAXIO therapy versus an untreated control arm. To date, 600 patients have been enrolled in this trial. CTI has discussed with the GOG, several strategies for conducting an interim analysis which could potentially result in an earlier registration. In addition, given the encouraging results of treatment of advanced esophageal cancer with OPAXIO to be reported at the upcoming International Society of Gastrointestinal Oncology Annual Meeting, CTI plans on meeting with the Food and Drug Administration (FDA) to discuss an additional registration study utilizing OPAXIO as a radiation sensitizer in the treatment of advanced esophageal cancer.

CTI has notified the European Medicines Agency (EMEA) of its decision to withdraw its Marketing Authorization Application (MAA) for a non-inferiority indication in non-small cell lung cancer (NSCLC).

“Given that we have reached a milestone in the ovarian cancer trial enrollment coupled with the reservations the Committee for Medicinal Products for Human Use (CHMP) expressed about the control arm activity in the NSCL cancer study we believe it makes best sense for CTI to focus its efforts with OPAXIO on superiority applications like the first-line ovarian cancer trial as well as the exciting new potential application as a radiation sensitizer,” noted Craig W. Philips, President of CTI. “Both of these studies would be landmark trials and first in class for this novel bioengineered taxane. We look forward to continuing to work with the GOG and ultimately the FDA on a registration pathway for OPAXIO.”

“We believe focusing on ovarian maintenance, and radiosensitization, not only address areas of unmet medical need, but are in the best long term strategic interest of CTI. With the FDA review of the NDA for pixantrone in relapsed/refractory non-Hodgkin’s lymphoma well underway and the phase III Ovarian trial of OPAXIO progressing nicely we are pleased with the advancement and future potential of these novel treatments,” said James A. Bianco, M.D., CEO of CTI.

CTI has an existing license and co-development agreement with Novartis for OPAXIO(TM) (paclitaxel poliglumex, CT-2103), which also provides Novartis with an option to enter into an exclusive worldwide license to develop and commercialize pixantrone based upon agreed terms.

About OPAXIO

OPAXIO(TM) (paclitaxel poliglumex, CT-2103), which was formerly known as XYOTAX(TM), is an investigational, biologically enhanced, chemotherapeutic that links paclitaxel, the active ingredient in Taxol(R), to a biodegradable polyglutamate polymer, which results in a new chemical entity. When bound to the polymer, the chemotherapy is rendered inactive, potentially sparing normal tissue’s exposure to high levels of unbound, active chemotherapy and its associated toxicities. Blood vessels in tumor tissue, unlike blood vessels in normal tissue, are porous to molecules like polyglutamate. Based on preclinical studies, it appears that OPAXIO is preferentially distributed to tumors due to their leaky blood vessels and trapped in the tumor bed allowing significantly more of the dose of chemotherapy to localize in the tumor than with standard paclitaxel. Once inside the tumor cell, enzymes metabolize the protein polymer, releasing the paclitaxel chemotherapy.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

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This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of our securities. Specifically, the risks and uncertainties that could affect the development of pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with OPAXIO in particular, including, without limitation, the potential failure of OPAXIO to prove safe and effective in ovarian cancer, esophageal cancer or lung cancer as determined by the FDA, the potential that the Gynecologic Oncology Group will not perform and early interim analysis on the clinical trial for OPAXIO, the potential that there will not be an earlier registration of OPAXIO, the potential that there will not be an additional registration of OPAXIO, the potential that Novartis will not exercise its option, CTI’s ability to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling pixantrone, and the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission including, without limitation, CTI’s most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise

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Media Contact:

Dan Eramian

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Lindsey Jesch

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